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                                                                       EXHIBIT 2

                             CAUSE NO. 97-08442-I


CD WAREHOUSE, INC., a Delaware    )
corporation,                      )
                                  )
     Plaintiff,                   )  IN THE DISTRICT COURT
                                  )  OF DALLAS COUNTY, TEXAS
v.                                )
                                  )
GROW BIZ INTERNATIONAL, INC.,     )  162 JUDICIAL DISTRICT
a Minnesota corporation, and      )
CLARENCE GLADDEN, an individual,  )
                                  )
               Defendants.        )


                               ORIGINAL PETITION
                               -----------------

                         PARTIES, JURISDICTION & VENUE
                         -----------------------------

     1. Plaintiff, CD Warehouse, Inc. ("CD Warehouse"), is a Delaware corporation, with its principal place of business currently located in Oklahoma
City, Oklahoma.   CD Warehouse is the successor in interest to Compact Discs
International, Ltd. which was a Texas limited partnership with its principal place of business in Richardson, Texas. CD Warehouse and Compact Discs International, Ltd. will hereafter be jointly referred to as ("CD Warehouse"). CD Warehouse is actively engaged in business in, and from, Richardson, Dallas County, Texas. CD Warehouse continues to do business in, and from, numerous stores in Dallas County, Texas. The acts complained of occurred, in part, in Richardson, Dallas County, Texas.

     2. Defendant Grow Biz International, Inc. ("GBI"), is a Minnesota corporation, with its principal place of business in Minneapolis, Minnesota. GBI does not maintain a regular place of business or a designated agent for service of process in Texas.

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Original Petition
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Defendant has sufficient contacts with Texas that, under the Texas Long-Arm
Statute, it can be served with process by serving the Texas Secretary of State. GBI's home office address is 4200 Dahlberg Drive, Minneapolis, Mn., 55422-4837. GBI is a NASDAQ traded publicly held company, symbol GBIZ.

     3. Defendant Clarence Gladden ("Gladden") is a non-resident of Texas, residing in White Bear Lake, Minnesota. Gladden does not maintain a regular place of business or a designated agent for service of process in Texas. He has sufficient contacts with Texas that, under the Texas Long-Arm Statute, he can be served with process by serving the Texas Secretary of State. Gladden's address is 4200 Dahlberg Drive, Minneapolis, Mn., 55422-4837.

     4. Gladden is believed to be the head of GBI's franchise sales operations. GBI develops and franchises retail concepts for stores that buy and sell new or used merchandise. It franchises five retail chains with about 1,100 stores.
GBI has announced its intentions to implement a nationwide franchising system. GBI's concept stores include sports equipment, children's clothing, musical instruments, personal computers and compact discs ("CDs"). The CD sales are through GBI's Disc-Go-Round franchise stores. GBI's strategy has been to attempt to provide centralized support systems for its franchisees. It built its sales from approximately $2.3 million in 1991 to over $100 million in 1995, making it #1 on both "FORTUNE" and "INC."'s lists of fastest-growing U.S. companies.

     5. CD Warehouse has in excess of 125 stores nationwide which compete with Disc-Go-Round in the sale of new and pre-owned CDs. CD Warehouse is GBI's

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Original Petition
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primary competitor for the development of franchisee owned stores engaged in the business of selling pre-owned CDs. CD Warehouse has successfully competed with GBI for potential franchisees by developing a more competitive franchise package. The nucleus of the franchise package is a proprietary software and database system for pricing and maintaining its franchisee's inventory of CDs. This proprietary system has provided CD Warehouse a competitive advantage over GBI.

     6. Venue is proper before this Court, in that a substantial part of the events giving rise to the claim occurred within the jurisdictional limits of this Court.

                              GENERAL ALLEGATIONS
                              -------------------

     7. In late April or early May, 1996, Defendant Gladden telephoned CD Warehouse's offices located in Dallas County, Texas, asking for information with regard to obtaining a CD Warehouse franchise.

     8. At that time, Gladden was an officer or an employee of Defendant GBI, whose subsidiary Disc Go Round was a competitor of CD Warehouse. It is believed that Gladden was acting in the course of his position as the franchise salesman of GBI, and at the behest of his employer.

     9. Defendant Gladden failed to inform, and never disclosed, to CD Warehouse=s representatives that he worked for CD Warehouse's primary competitor, with the intent of committing corporate espionage by obtaining trade secrets and other proprietary information which GBI could use to its competitive advantage.

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Original Petition
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     10.  On, or about, May 8, 1996, Gladden obtained CD Warehouse's Franchise
Candidate Profile. He completed the Franchise Candidate Profile, which he signed, dated and returned to CD Warehouse, along with a knowingly false personal resume. See Exhibit A, attached hereto and made a part hereof for all purposes. Gladden knew that CD Warehouse was maintaining such information in a confidential manner.

     11. In those documents, Gladden falsely stated that he was employed by Action Moving Services, Inc., when in fact he was employed by GBI.

     12. On May 30, 1996, Gladden visited CD Warehouse=s offices in Richardson, Texas, on the false pretext that he wanted to become a CD Warehouse franchisee.

     13. Relying on Gladden=s representation that he wanted to become a CD Warehouse franchisee, its employees disclosed CD Warehouse=s proprietary system for operating its franchise stores, including its system for buying and selling new and used CDs and demonstrated CD Warehouse=s proprietary software to him.

     14. Gladden also obtained, under false pretense and through fraudulent means, CD Warehouse's Uniform Franchise Offering Circular, which included, inter alia, CD Warehouse's Audited Financial Statements, Development Agreement, Franchise Agreement and list of franchise outlets. See Exhibit B attached hereto and made a part hereof for all purposes.

     15. CD Warehouse believes that Defendants deceitfully obtained this information by fraudulent means for the purpose of unfairly competing with CD Warehouse, and have caused CD Warehouse damages that are within the jurisdictional limits of the Court.

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Original Petition
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                                   COUNT ONE
                                   ---------
                                    (FRAUD)

     16. Gladden falsely stated to CD Warehouse that he was the National Sales Manager for Action Moving Services, Inc. as of May 8, 1996.

     17. Further, during his discussions with CD Warehouse personnel, he concealed and did not reveal that he was a principal of and employed by Defendant GBI, CD Warehouse=s primary competitor.

     18. Those misrepresentations and omissions were material and made by Defendants with the intention that they be acted upon by CD Warehouse.

     19. CD Warehouse relied upon those misrepresentations and omissions when it communicated trade secrets and other proprietary information to Defendants.
     20. CD Warehouse has suffered injury by reason of Defendants= deceptions in an amount within the jurisdictional limits of the Court.

     WHEREFORE, Plaintiff prays for judgment against Defendants for fraud, in an amount sufficient to compensate Plaintiff for its injuries, together with punitive damages, costs, a reasonable attorney fee and all other relief to which it is entitled.

                                   COUNT TWO
                                   ---------
                      (MISAPPROPRIATION OF TRADE SECRETS)

     21. CD Warehouse maintained the information which it conveyed to Defendants as its proprietary and trade secrets.

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Original Petition
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     22.  Defendants acquired those trade secrets by taking advantage of a confidential relationship created through their misrepresentations and omissions.

     23. CD Warehouse believes that Defendants have used the information and trade secrets they wrongfully acquired from CD Warehouse, to CD Warehouse's disadvantage.

     24. By reason of Defendants= misappropriation of its proprietary information and trade secrets, CD Warehouse has suffered damages in an amount within the jurisdictional limit of the Court.

     WHEREFORE, Plaintiff prays for judgment against Defendants for misappropriation of trade secrets in an amount sufficient to compensate Plaintiff for its injuries, together with punitive damages, costs, a reasonable attorney fee and all other relief to which it is entitled.

                                  COUNT THREE
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                             (Unfair Competition)

     25. CD Warehouse communicated certain confidential and proprietary information about its business operations to Defendants with the understanding and expectation that such information would be kept in confidence.

     26. Defendants have utilized the information they obtained from CD Warehouse in violation of that confidence.

     27. By reason of Defendants' unfair competition, CD Warehouse has been damaged in an amount within the jurisdictional limit of the Court.

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Original Petition
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     WHEREFORE, Plaintiff prays for judgement against Defendants for unfair competition in an amount sufficient to compensate Plaintiff for its injuries, together with punitive damages, costs, a reasonable attorney fee and all other relief to which it is entitled.

                                    Respectfully submitted,

                                    /s/ William B. Federman
                                    ________________________________
                                    William B. Federman
                                    (TBN 00794935)
                                    Rodney J. Heggy
                                    (TBN 09374400)
                                    DAY, EDWARDS, FEDERMAN,
                                     PROPESTER & CHRISTENSEN, P.C.
                                    210 Park Avenue, Suite 2900
                                    Oklahoma City, OK 73102-5605
                                    Telephone: (405) 239-2121
                                    Fax: (405) 236-1012

                                         -and-

                                    Raymond P. Harris, Jr.
                                    (TBN 09088050)
                                    Conant Whittenburg French &
                                     Schachter
                                    2300 Plaza of the Americas
                                    600 North Pearl, L.B. 133
                                    Dallas, Texas  75201
                                    Telephone: (214) 999-5700
                                    Fax: (214) 999-5747

                                    ATTORNEYS FOR PLAINTIFF,
                                    CD WAREHOUSE, INC.

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